Exhibit 99.1

SUPPLEMENTAL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

As used in this “Supplemental Material U.S. Federal Income Tax Considerations” discussion, unless otherwise expressly so noted, the terms “we,” “us” and “our” refer solely to Sotherly and not to the Operating Partnership nor to our other subsidiaries nor to any of the Operating Partnership’s direct and indirect subsidiaries.

The following is a summary of material U.S. federal income tax considerations relating to our qualification and taxation as a REIT which may be material to a purchaser of our securities or the Operating Partnership’s debt securities. This summary is intended to supersede in its entirety the discussion under the heading “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus. This summary is based on current law, is for general information only, does not address all possible tax considerations that may be material or relevant to such a purchaser and is not tax or legal advice. Also, this summary does not deal with all tax aspects that might be relevant to any such purchaser in light of the purchaser’s particular circumstances, nor does it deal with particular types of purchasers that may be subject to special treatment under the U.S. federal income tax laws, such as insurance companies, those acquiring securities through the exercise of stock options or otherwise as compensation, tax-exempt organizations (except as provided below), financial institutions or broker-dealers, persons subject to the alternative minimum tax, persons purchasing our equity or debt securities, or the Operating Partnership’s debt securities, as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction, or stockholders that are not “U.S. stockholders” as defined in “—Taxation of Taxable U.S. Stockholders” (except to the limited extent discussed in “—Taxation of Non-U.S. Stockholders” below). Accordingly, this summary may not contain all of the information that may be pertinent to you. Additional material U.S. federal income tax considerations relevant to prospective purchasers of particular offerings of our securities or the Operating Partnership’s debt securities will be addressed in the applicable Prospectus Supplement for those securities.

You are urged to review the applicable Prospectus Supplement in connection with the purchase of any of our securities or any of the Operating Partnership’s debt securities, as the case maybe, and to consult your own tax advisor regarding the specific tax consequences to you of purchasing any such securities, of our election to be taxed as a REIT and regarding potential changes in the applicable tax laws.

This discussion does not cover state or local tax laws or any U.S. federal tax laws other than income tax laws. The statements made in this section of the prospectus supplement are based upon current provisions of the Code and Treasury Regulations promulgated thereunder, as currently applicable, currently published administrative positions of the IRS and judicial decisions, all of which are subject to change, either prospectively or retroactively.

The Code provisions governing the U.S. federal income tax treatment of REITs and their shareholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof. If a partnership, including any entity that is treated as a partnership for U.S. federal income tax purposes, were to purchase any of our securities or any of the Operating Partnership’s debt securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in such a partnership, you should consult your tax advisor regarding the U.S. federal income tax consequences to you of your partnership’s purchase of any of our securities or any of the Operating Partnership’s debt securities.

REIT Qualification

We elected to be taxable as a REIT commencing with our taxable year ending December 31, 2004. This section of the prospectus supplement discusses the laws governing the U.S. federal income tax treatment of a REIT and its stockholders, which are highly technical and complex. Baker & McKenzie LLP has acted as our tax counsel in connection with this prospectus and our election to be taxed as a REIT. Baker & McKenzie LLP has rendered an opinion to us, as of October 10, 2014 (the date of this prospectus), to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT for the period commencing with our taxable year ended December 31, 2004 and continuing through our taxable year ended December 31, 2015, and our current organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT.

The opinion of Baker & McKenzie LLP is based on various assumptions relating to our organization and operations, and is conditioned upon factual representations made by us regarding our organization, assets, gross income and the past, present and future conduct of our business operations. The opinion of Baker & McKenzie LLP is not binding on the IRS or any court, and no assurance can be given that the IRS will not successfully challenge the conclusions set forth in such opinion. We have conducted our business operations each taxable year since our formation in 2004 in conformity with the requirements for REIT qualification, and we intend to operate our business operations in conformity with these requirements so as to maintain our status as a REIT. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, however, no assurance can be given by Baker & McKenzie LLP or by us that we will be able to maintain our REIT status for any particular year. Baker & McKenzie LLP has no obligation to advise us or the holders of any of our or the Operating Partnership’s securities of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law.

Maintenance of REIT status depends on our ability to meet, on a continuing basis, through actual operating results, a number of requirements including quarterly asset, annual gross income and distribution, diversity of stock ownership and various other requirements imposed upon REITs by the Code. Satisfaction of some of these asset requirements depend upon the fair market values of assets directly or indirectly owned by us, which values may not be susceptible to a precise determination.

A REIT that is a partner in an entity treated as a partnership for U.S. federal tax purposes is treated as owning its proportionate share of the assets of the partnership and as being entitled to the income of the partnership attributable to such share and which share, for purposes of the REIT requirements of Code Section 856 (including the REIT gross income and asset requirements), is determined in accordance with its capital interest in the partnership. In addition, the character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of such requirements. Accordingly, in applying these REIT requirements (and for purposes of the discussion of these requirements below), our proportionate share of the assets, liabilities and items of income of the Operating Partnership and any Operating Partnership Flow-Through Entity is treated as our assets, liabilities and items of income. For purposes of this discussion, an “Operating Partnership Flow-Through Entity” means any direct or indirect subsidiary of ours or of the Operating Partnership that is a partnership, joint venture, limited liability company or other entity that is treated as a partnership or “disregarded entity” for U.S. federal tax purposes and which is not owned either directly or indirectly by any taxable REIT subsidiary of ours or any C corporation subsidiary in which we or the Operating Partnership has any direct or indirect interest.

While we intend to continue to operate in conformity with the REIT requirements and in a manner that will allow us to maintain our REIT status, no assurance can be given that the actual results of our (and the Operating Partnership’s) operations for any taxable year will allow us to satisfy such requirements or that we will be able to maintain our status as a REIT.

Taxation of Sotherly

As a REIT, we generally are not subject to U.S. federal income tax on that portion of our taxable income that we distribute to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from investment in a non-REIT C corporation. However, we are subject to U.S. federal tax as follows:

1. First, we are subject to U.S. federal income tax at regular corporate rates on any undistributed adjusted REIT taxable income, including undistributed net capital gain (adjusted REIT taxable income is the taxable income of a REIT subject to specified adjustments, including a deduction for dividends paid).

2. Second, under certain circumstances, we may be subject to the U.S. federal “alternative minimum tax” on our items of tax preference.

3. Third, if we have (a) net income from the sale or other disposition of “foreclosure property” (including foreign currency gain that is attributable to otherwise permitted income from foreclosure property) which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we are subject to U.S. federal income tax at the highest U.S. federal corporate rate on such income. Foreclosure property generally is property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property.

4. Fourth, if we have net income from a “prohibited transaction,” such income is subject to a 100.0% excise tax—generally, a “prohibited transaction” is a sale or other disposition of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property and property involuntarily converted; for this purpose, we would be treated as holding primarily for sale to customers in the ordinary course of business our proportionate share of any property so held by the Operating Partnership or any Operating Partnership Flow-Through Entity. See “Prohibited Transaction Rules” discussion below.

5. Fifth, if we fail to satisfy the 75.0% gross income requirement or the 95.0% gross income requirement that is required to be satisfied for REIT qualification (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we are subject to a 100.0% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75.0% gross income test or the amount by which 95.0% of our gross income exceeds the amount of income qualifying under the 95.0% gross income test multiplied by (b) a fraction intended to reflect our profitability.

6. Sixth, if we fail to satisfy the asset requirements that are required to be satisfied for REIT qualification (as discussed below) but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a U.S. federal tax that would be the greater of (a) $50,000 or (b) an amount determined by multiplying the highest rate of U.S. federal income tax for corporations by the net income generated by the assets for the period beginning on the first date of the failure and ending on the day we dispose of the assets (or otherwise satisfy the requirements for maintaining REIT qualification).

7. Seventh, if we fail to satisfy one or more requirements for REIT qualification, other than the 95.0% and 75.0% gross income requirements and other than the asset requirements, but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a $50,000 penalty for each failure.

8. Eighth, if we fail to distribute during each calendar year at least the sum of (1) 85.0% of our ordinary income for such year, (2) 95.0% of our net capital gain income for such year, and (3) any undistributed taxable income from prior periods, we will be subject to a nondeductible 4.0% excise tax on the excess of such required distribution over the amounts distributed.

9. Ninth, if we acquire any appreciated assets from a non-REIT C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the assets in our hands is determined by reference to the basis of the assets (or any other property) in the hands of the non-REIT C corporation, we may be subject to tax on such appreciation at the highest U.S. federal corporate income tax rate then applicable if we recognize gain on a disposition of such assets during the 10-year period following their acquisition from the non-REIT C corporation. This tax is referred to as the “Built-in Gains Tax.” The Built-in Gains Tax would not apply if the asset acquired in such manner was exchanged for a replacement property in a qualifying exchange under Code Section 1031. However, a sale of the replacement property within that same 10-year period would be subject to the Built-in Gains Tax.

10. Tenth, we may be subject to a 100.0% excise tax if, in general, our dealings with our taxable REIT subsidiaries, defined below, are not at arm’s length.

11. Eleventh, our taxable REIT subsidiaries will be subject to corporate-level U.S. federal income tax on their taxable income (and may also be subject to alternative minimum tax on their alternative minimum taxable income).

12. Finally, we may elect to retain and pay U.S. federal income tax on our net long-term capital gain, in which case a stockholder would include his, her or its proportionate share of our undistributed long-term capital gain in his, her or its taxable income and would be allowed to credit for the stockholder’s proportionate share of the U.S. federal income tax imposed on us and deemed to have been paid by such stockholder, and an adjustment would be made to increase the stockholder’s U.S. federal income tax basis in our stock.

Requirements for REIT Qualification

Organizational Requirements

An entity must satisfy the following requirements in order to qualify as a REIT under the Code: (1) it must be a corporation, trust or association that would be taxable as a domestic corporation but for the REIT provisions of the Code, (2) it must elect to be taxed as a REIT and satisfy relevant filing and other administrative requirements, (3) it must be managed by one or more trustees or directors, (4) its beneficial ownership must be evidenced by transferable shares or by transferable certificates of beneficial interest, (5) it must not be a financial institution or an insurance company subject to special provisions of the U.S. federal income tax laws, (6) it must use a calendar year for U.S. federal income tax purposes, (7) it must have at least 100 beneficial owners for at least 335 days of each taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months, (8) it must not be closely held (i.e., at any time during the last half of any taxable year, more than 50.0% in value of its outstanding capital stock must not be owned, directly or indirectly through the application of certain attribution rules, by five or fewer “individuals,” as such term is defined in the Code to include certain entities), and (9) it must satisfy certain asset, gross income, distribution and other requirements.

To monitor compliance with the stock ownership requirements, a REIT is generally required to maintain records regarding the actual ownership of its stock. A REIT must demand written statements each year from the record holders of 5.0% or more of its stock (or such lesser percentage as is required by applicable Treasury Regulations) pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include in gross income the dividends paid by the REIT). A REIT must maintain a list of those persons failing or refusing to comply with this demand as part of its records. A REIT could be subject to monetary penalties if it fails to comply with these record-keeping requirements. A stockholder who or that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with his, her or its tax return disclosing such stockholder’s actual ownership of the REIT’s stock and other information. If in any taxable year a REIT did not know, and with the exercise of reasonable diligence could not have known, that it failed to meet the requirement that it cannot be closely held, the REIT will be treated as having met such requirement for such taxable year.

We were organized as a Maryland corporation in August 2004 and elected to be taxable as a REIT commencing with our initial taxable year ending December 31, 2004. We believe that we have complied with the organizational and record-keeping requirements described above for each taxable year since our formation and, unless our board of directors shall determine that it is no longer in our best interests to attempt to qualify (or to continue to qualify) as a REIT, we intend to continue to comply with these requirements in order to maintain our status as a REIT.

Asset Requirements

At the close of each quarter of our taxable year, we must satisfy a number of requirements relating to the nature of our assets. First, at least 75.0% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, debt instruments issued by publicly-offered REITs (i.e., REITs that are required to file annual and periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934), cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by us) (the “75% asset test”). “Cash” includes foreign currency if we or any “qualified business unit” uses such foreign currency as our functional currency, but only to the extent such foreign currency is held for use in the normal course of our activities or the “qualified business unit” giving rise to income in the numerator for the 75.0% gross income test or the 95.0% gross income test (discussed below), or directly related to acquiring or holding assets qualifying for the numerator in the 75.0% asset test, and is not held in connection with a trade or business of trading or dealing in certain securities. For purposes of the 75% asset test: (1) if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, such that the entire rent received with respect to such real property and the personal property leased in connection therewith qualifies as rents from real property for purposes of the 75% gross income test, the value of such personal property, as well as the value of the real property, will be treated as an interest in real property, (2) where a debt obligation is secured by a mortgage on both real property and personal property and the fair market value of the personal property does not exceed 15% of the aggregate fair market values of the personal property and real property, the entire obligation will treated as a mortgage loan secured by real property.

Second, although the remaining 25.0% of our assets generally may be invested without restriction, securities in this class generally may not exceed either (1) 5.0% of the value of our total assets as to any one nongovernment issuer (“5% Asset Requirement”), (2) 10.0% of the outstanding voting securities of any one issuer (“10% Voting Asset Requirement”), or (3) 10.0% of the value of the outstanding securities of any one issuer (“10% Value Asset Requirement”).

Third, in taxable years beginning on or prior to December 31, 2017, not more than 25.0% of the total value of our assets can be represented by securities of one or more taxable REIT subsidiaries and in taxable years beginning after December 31, 2017, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries. Securities for purposes of the 5% Asset Requirement, 10% Voting Asset Requirement and 10% Value Asset Requirement may include debt securities, including debt issued by a partnership.

Fourth, no more than 25% of the value of our total assets may consist of debt instruments that are issued by publicly-offered REITs, but that are not secured by real property.

Debt of an issuer will not count as a security for purposes of the 10% Value Asset Requirement if the security qualifies for any of a number of applicable exceptions, including for example, the exception for “straight debt” and for debt issued by a partnership at least 75% of the gross income of which (excluding gross income from prohibited transactions) is derived from sources constituting qualifying income for purposes of the REIT 75% gross income requirement.

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset requirements at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset requirements because we acquire securities during a quarter, we can cure this failure by disposing of the non-qualifying assets within 30 days after the close of that quarter. If we fail either the 5% Asset Requirement, 10% Voting Asset Requirement or 10% Value Asset Requirement at the end of any quarter, and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets or otherwise satisfy such requirements within six months after the last day of the quarter in which our identification of the failure to satisfy those asset requirements occurred to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1.0% of the total value of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other REIT asset requirements, or our failure of the 5% Asset Requirement, 10% Voting Asset Requirement or 10% Value Asset Requirement is in excess of this amount, as long as the failure was due to reasonable cause and not willful neglect and, following our identification of the failure, we filed a schedule in accordance with the Treasury Regulations describing each asset that caused the failure, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps to satisfy the requirements of the applicable REIT asset requirement within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset requirement occurred, including the disposition of sufficient assets to meet the asset requirements and paying a U.S. federal tax equal to the greater of (1) $50,000 or (2) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable U.S. federal corporate income tax rate (currently 35.0%).

We believe that we have complied with the foregoing REIT asset requirements each calendar quarter since our election to be taxable as a REIT, and we intend to monitor compliance with such requirements on an ongoing basis. We can provide no assurance, however, that the IRS will agree with our determinations in this regard. To the extent that we fail one or more of the REIT asset requirements and do not fall within any of the safe harbors described above, we may fail to maintain our REIT status.

Gross Income Requirements

To maintain our qualification as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75.0% of our gross income for each taxable year, excluding gross income from prohibited transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities and any obligation secured by a mortgage on both real property and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property), and gains from the sale of real estate assets, as well as “qualified temporary investment income,” (i.e., income that is attributable to temporary investments in stock and debt securities of new capital proceeds from stock issuances and public debt offerings and that is received in the one-year period beginning on the date new capital is received). Second, at least 95.0% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from sources of income that qualify under the 75.0% gross income requirement and other dividends, interest, gain from the sale or disposition of stock or securities, and certain other categories of income.

Rents will qualify as “rents from real property” in satisfying the REIT gross income requirements only if several conditions are met, including the following:

•	The rent must not be based in whole or in part on the income or profits of any person. An amount will not be disqualified, however, solely by being based on a fixed percentage or percentages of receipts or sales or, if it is based on the net income or profits of a lessee which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the sublessees would qualify as rents from real property, if derived directly by us.

•	If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as rents from real property if it exceeds 15.0% of the total rent received under the lease (for this purpose, with respect to each lease of real property, rent attributable to personal property for the taxable year is that amount which bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real property and the personal property at the beginning and at the end of such taxable year) (the “Personal Property Rent Attribution Test”).

•

For rents received to qualify as rents from real property, neither we (nor the Operating Partnership or any Operating Partnership Flow-Through Entity) generally may operate or manage the property or furnish or render certain services to the lessees of such property, other than through an “independent contractor,” as defined in the Code, who is adequately compensated and from which neither we, the Operating Partnership nor any Operating Partnership Flow-Through Entity derive or receive any income or through a taxable REIT subsidiary. We (or the Operating Partnership or an Operating Partnership Flow-Through Entity) are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Additionally, we (or the Operating Partnership or an Operating Partnership Flow-Through Entity) may directly or indirectly provide non-customary services to lessees of our properties without disqualifying all of the rents from the property if the gross income from such services does not exceed 1.0% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property, and the provision of the services does not disqualify all of the rents from treatment as rents from real property. For purposes of this requirement, gross income received from such non-customary services is deemed to be at least 150.0% of the direct cost of providing the services. Also, services are permitted to be provided to lessees through a taxable REIT subsidiary without disqualifying the rental income received from lessees as rents from real property.

•	Rental income will not qualify as rents from real property if we directly or indirectly (through application of certain constructive ownership rules) own (i) in the case of any lessee which is a corporation, stock possessing 10.0% or more of the total combined voting power of all classes of stock entitled to vote, or 10.0% or more of the total value of shares of all classes of stock, of such lessee or (ii) in the case of any lessee which is not a corporation, an interest of 10.0% or more in the assets or net profits of such lessee. Rental payments from a taxable REIT subsidiary, however, will qualify as rents from real property even if we own more than 10.0% of the total value or combined voting power of the taxable REIT subsidiary if (i) at least 90.0% of the property is leased to unrelated lessees and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated lessees for comparable space or (ii) as relevant to us, the property is a “qualified lodging facility” and certain additional requirements are satisfied (including that the leased property is operated on the taxable REIT subsidiary’s behalf by an “eligible independent contractor”). Our leases of our hotel properties with TRS Lessee (and, thus, for U.S. federal income tax purposes, with its sole member and beneficial owner MHI Holding) (the “TRS Hotel Leases”) are structured with the intent to comply with clause (ii) so that our rents under these leases will qualify as “rents from real property.”

We believe that we have complied with the foregoing REIT gross income requirements each taxable year since our election to be taxable as a REIT, and most of our gross income has consisted of our share of the rents derived under the TRS Hotel Leases, which rents we believe have constituted rents from real property. None of the rents under our, the Operating Partnership’s or any Operating Partnership Flow-Through Entity’s leases (including under the TRS Hotel Leases) have been based on the income or profits of any person, and none of the rents under any such lease and which are attributable to personal property (as determined under the Personal Property Rent Attribution Test) have exceeded 15.0% of the total rents received under any such lease. Furthermore, all or most of the services performed with respect to our properties have been services that are usually or customarily rendered in connection with the rental of real property and not rendered to the occupant(s) of such property or services performed by an “eligible independent contractor” engaged by TRS Lessee. We intend to monitor compliance with the REIT gross income requirements on an ongoing basis but can provide no assurances that the actual future sources of our income will allow us to continue to satisfy these requirements.

Even if we were to fail to satisfy one or both of the 75.0% gross income requirement and the 95.0% gross income requirement for any taxable year, we may still qualify as a REIT for that year if we are eligible for relief under specific provisions of the Code. These relief provisions generally will be available if (1) our failure to meet these requirements was due to reasonable cause and not due to willful neglect; (2) we attach a schedule of our income sources to our U.S. federal income tax return; and (3) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable, we will not qualify as a REIT. Even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Annual Distribution Requirements

To qualify as a REIT, we are required to distribute each year to our stockholders an amount that qualifies for the “dividends-paid deduction” (other than capital gains dividends) and which equals at least (1) the sum of (a) 90.0% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90.0% of the net income (after tax), if any, from foreclosure property, minus (2) the sum of certain items of non-cash income over 5.0% of our REIT taxable income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our U.S. federal income tax return for such year and if paid on or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90.0% distribution requirement.

To the extent that we do not distribute all of our net capital gain or all of our other REIT taxable income, then we will be subject to U.S. federal income tax on the undistributed amount at regular U.S. federal corporate tax rates. However, for any of our net capital gain that we elect not to distribute to stockholders, we can nonetheless elect to report such gain to our stockholders for U.S. federal income tax purposes (as if we had actually distributed said gain to them), in which case each of our stockholders would be required to report on its own U.S. federal income tax return its pro rata share of such undistributed net capital gain income and would be allowed a credit for its proportionate share of the U.S. federal income tax imposed on us on such gain (but which proportionate share of such tax would be deemed paid by such stockholder), and an adjustment would be made to increase such stockholder’s U.S. federal income tax basis in our stock. Furthermore, if we should fail to distribute during each calendar year at least the sum of (1) 85.0% of our ordinary income for such year, (2) 95.0% of our net capital gain income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4.0% excise tax on the excess of such required distribution over the sum of the amounts actually distributed and the amount of any net capital gains we elected to retain and pay tax on. For these and other purposes, dividends that we declare in October, November or December of one taxable year and which are payable to a stockholder of record on a specific date in any such month shall be treated as both paid by and received by the stockholder during such taxable year, provided that the dividend is actually paid by us by January 31 of the following taxable year.

If we fail to meet the distribution requirements as a result of an adjustment to our tax return by the IRS or we determine that we understated income on a filed return, we may retroactively cure the failure by paying a “deficiency dividend” (plus applicable penalties and interest) within a specified period.

Since our election to be taxable as a REIT, we believe that we have satisfied the annual distribution requirements described above. It is possible, however, that in the future we may not have sufficient cash or other liquid assets to meet the distribution requirements, including for example due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our REIT taxable income on the other hand or because cash representing taxable income is required to be used to make a payment that, for U.S. federal income tax purposes, is either non-deductible (e.g., re-payment of loan principal) or must be capitalized. Further, as described below, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. To avoid any problem with the distribution requirements, we will closely monitor the relationship between our REIT taxable income and cash flow (including amounts that the Operating Partnership is able and permitted to distribute to us) and, if necessary and feasible, we may borrow funds and/or issue stock (and/or we may cause the Operating Partnership and/or one or more of its direct and/or indirect subsidiaries to borrow funds for distribution to us) to enable us to satisfy our REIT distribution requirement.

Qualified REIT Subsidiaries

For purposes of the requirements described herein, any corporation we own that is a qualified REIT subsidiary will not be treated as a corporation separate from us and all of its assets, liabilities and items of income, deduction and credit will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by a REIT.

Ownership of Partnership Interests

We own substantially all of our assets and conduct substantially all of our activities through the Operating Partnership of which, as of June 30, 2016, we were the sole general partner and owned approximately 89.4% of the partnership units in the Operating Partnership (with the limited partners, including certain of our officers and directors, owning the remaining units of the Operating Partnership). As noted above, a REIT that is a partner in an entity treated as a partnership for U.S. federal tax purposes is treated as owning its proportionate share of the assets of the partnership and as being entitled to the income of the partnership attributable to such share and which share, for purposes of the REIT requirements of Code Section 856 (including the REIT gross income and asset requirements) is determined in accordance with its capital interest in the partnership. In addition, the character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of such requirements. Accordingly, and as also noted above, in applying these REIT requirements, our proportionate share of the assets, liabilities and items of income of the Operating Partnership and any Operating Partnership Flow-Through Entity is treated as our assets, liabilities and items of income.

Moreover, for purposes of determining whether we might be subject to the 100.0% excise tax on net income from a prohibited transaction, we are treated as holding primarily for sale to customers in the ordinary course of business our proportionate share of any property so held by the Operating Partnership or any Operating Partnership Flow-Through Entity. See “Prohibited Transaction Rules” discussion below.

Finally, in the case where a partnership sells real property, or a REIT that is a partner of a partnership that owns real property sells its interest in such partnership, any gross income realized from such sale, to the extent attributable to the real property, is deemed gross income from the sale or disposition of real property held for either the period that the partnership held the real property or the period that the REIT was a member of the partnership, whichever is shorter.

Taxable REIT Subsidiaries

Subject to the 25% (20% after December 31, 2017) asset requirement addressed in the following paragraph, a REIT is permitted to own (including through a partnership or other entity that constitutes a “partnership” for U.S. federal income tax purposes) up to 100.0% of the stock of one or more “taxable REIT subsidiaries.” The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. In addition, if a taxable REIT subsidiary owns, directly or indirectly, securities representing 35.0% or more of the vote or value of a subsidiary corporation, that subsidiary will automatically be treated as a taxable REIT subsidiary of the parent REIT. A taxable REIT subsidiary is subject to U.S. federal, state and local income tax (where applicable), as a regular “C” corporation.

Generally, a taxable REIT subsidiary may earn income that would not be qualifying income under the REIT gross income requirements if earned directly by the parent REIT. Several provisions in the Code regarding the arrangements between a REIT and a taxable REIT subsidiary ensure, however, that the taxable REIT subsidiary will be subject to an appropriate level of U.S. federal income tax. For example, the Code limits the ability of a taxable REIT subsidiary to deduct interest payments made to its parent REIT in excess of a certain amount. In addition, the Code imposes a 100.0% tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. Further, a 100% excise tax is imposed on the gross income of a TRS attributable to services provided to, or on behalf of, its parent REIT (other than income attributable to services provided to a tenant of the REIT) that are not conducted on an arm’s-length basis. Moreover, in taxable years beginning on or prior to December 31, 2017, not more than 25.0% of the total value of our assets can be represented by securities of one or more taxable REIT subsidiaries and in taxable years beginning after December 31, 2017, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries. We believe that our taxable REIT subsidiaries have complied with, and currently are in compliance with, the above rules.

We can give you no assurance that any taxable REIT subsidiary that we currently own or will form in the future will not be limited in their ability to deduct interest payments (if any) made to us. We also cannot assure you that the IRS would not seek to impose a 100.0% tax on us to the extent any taxable REIT subsidiary is undercompensated for any services it may perform for our tenants or the tenants of partnerships in which we own an interest, or on a portion of the payments received by us from, or expenses deducted by, our taxable REIT subsidiaries.

Prohibited Transaction Rules

Any gain that a REIT recognizes from the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business (excluding sales of foreclosure property and sales conducted by taxable REIT subsidiaries) will be treated as income from a prohibited transaction that is subject to a 100.0% excise tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends on all of the facts and circumstances of the particular transaction. Under a statutory safe harbor, however, we will not be subject to the 100.0% excise tax with respect to a sale of property if (the “Prohibited Transaction Safe Harbor”) (1)

the property has been held for at least two years for the production of rental income prior to the sale, (2) capitalized expenditures on the property in the two years preceding the sale are less than 30.0% of the net selling price of the property and (3) we have seven or fewer sales of property (excluding certain property obtained through foreclosure and certain involuntary conversions) in the year of sale (the “Seven Sales Requirement”). If the Seven Sales Requirement is not satisfied, the Prohibited Transaction Safe Harbor will still apply if: (a) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 20% of the aggregate bases of all of the assets of the REIT at the beginning of the year, and the aggregate adjusted bases of all such properties sold by the REIT during the three-year period ending with such year did not exceed 10% of the sum of the aggregate bases of all the assets of the REIT at the beginning of each year in such three-year period or (b) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 20% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year, and the aggregate fair market value of all such properties sold by the REIT during the three-year period ending with such year did not exceed 10% of the sum of the aggregate fair market values of all the assets of the REIT at the beginning of each year in such three-year period. In addition, for the Prohibited Transaction Safe Harbor to apply when the Seven Sales Requirement is not satisfied, substantially all of the marketing and development expenditures with respect to the property sold must be made through an independent contractor from whom we derive no income.

Moreover, for purposes of determining whether we might be subject to the 100.0% excise tax under these prohibited transaction rules, we would be treated as holding primarily for sale to customers in the ordinary course of business our proportionate share of any property so held by the Operating Partnership or any Operating Partnership Flow-Through Entity.

Although we will attempt to ensure that none of our (or the Operating Partnership’s or Operating Partnership Flow-Through Entity’s) sales of property will constitute a prohibited transaction, we cannot assure you that none of such sales will be so treated. In the event that the IRS were to successfully contend that the Operating Partnership’s or any Operating Partnership Flow-Through Entity’s sale of property constitutes a prohibited transaction (and such sale otherwise did not qualify for the Prohibited Transaction Safe Harbor), then we would be required to pay the 100.0% penalty tax on the gain (or, in the case of a sale by the Operating Partnership or Operating Partnership Flow-Through Entity, our proportionate share of any gain) resulting from such sale.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income requirements and asset requirements, we may retain our REIT qualification if the failures are due to reasonable cause and not willful neglect, and if we pay a penalty of $50,000 for each such failure.

If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible, nor will they be required to be made. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether we would be entitled to such statutory relief.

Foreclosure Property

“Foreclosure property” is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. Treatment of property as foreclosure property generally continues until the end of the third taxable year following the year during which the REIT acquires or takes possession of the property, but this period ends prematurely if, before the end of the third year, (1) the REIT makes a lease of the property under which it will receive rents not qualified for purposes of the 75.0% gross income requirement, (2) the REIT begins construction on the property (other than by continuing a project at least 10.0% completed when default became imminent), or (3) the REIT uses the property in a trade or business on a day more than 90 days after it acquired the property. The IRS may, however, extend the period if the REIT establishes to the IRS’s satisfaction that an extension is necessary for the orderly liquidation of the REIT’s interests in such property, but no such extension may prolong the period beyond the sixth taxable year following the year during which the REIT acquires or takes possession of the property.

REITs generally are subject to U.S. federal income tax at the maximum corporate rate (currently 35.0%) on any net income from foreclosure property. Net income from foreclosure property is the excess of (1) gain on sales and exchanges of foreclosure property that the REIT holds for sale to customers in the ordinary course of a trade or business and (2) gross income from foreclosure property other than rents from real property, interest on real property mortgages, refunds of real property taxes and gains on dispositions of real property not held for sale to customers in the ordinary course of business, over deductions directly connected with the production of the above income. Net income from foreclosure property constitutes “qualifying income” under both the 75.0% and the 95.0% gross income requirements described above.

REITs must distribute to shareholders 90.0% of the excess of any net income from foreclosure property over the U.S. federal income tax on such income. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100.0% excise tax on gains from prohibited transactions, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

If there were to be a default on any lease of any property owned by us, the Operating Partnership or any Operating Partnership Flow-Through Entity such that possession of the subject property is acquired by us, the Operating Partnership or Operating Partnership Flow-Through Entity, as applicable, and an election is made to treat such property as foreclosure property, our net income from any foreclosure property should qualify under both the 75.0% and the 95.0% gross income requirements. We will be subject to U.S. tax on such net income, however.

Redetermined Rents, Redetermined Deductions, Excess Interest, and Redetermined TRS Services Income

Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income we generate will be subject to a 100.0% penalty tax. In general, redetermined rents are our rents from real property to the extent the amount would be reduced by IRS’s distributing, apportioning, or allocating items of income or deduction under the principles of Section 482 of the Code to clearly reflect income as a result of services furnished or rendered to a tenant by a taxable REIT subsidiary. Redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been charged based on arm’s-length negotiations. Redetermined TRS service income is the gross income of a REIT’s taxable REIT subsidiary that is attributable to services provided to, or on behalf of, the REIT (excluding any services furnished or rendered to any tenant of the REIT) to the extent that such income would be increased on distribution, apportionment, or allocation under Code Section 482. Under “safe harbor” provisions of the Code, rents we receive from tenants of a property will not constitute redetermined rents (by reason of the performance of services by any taxable REIT subsidiary to such tenants) if:

•	So much of such amounts as constitutes “impermissible tenant service income” (i.e., any amounts received or accrued directly or indirectly by a REIT, with respect to any real or personal property, for services furnished or rendered by the REIT to tenants of such property, or for managing or operating such property) does not exceed 1.0% of all amounts received or accrued during the year with respect to such property;

•	The taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•	Rents paid to a REIT by tenants leasing at least 25.0% of the net leasable space in the property who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by tenants leasing comparable space who are receiving such services from the TRS and the charge for the services is separately stated; or

•	The taxable REIT subsidiary’s gross income from the service is not less than 150.0% of the taxable REIT subsidiary’s direct cost in furnishing the service.

We have conducted, and will continue to conduct, our operations so as to not generate any redetermined rents, redetermined deductions or excess interest, but no assurance can be given that we will not generate such amounts.

Hedging Transactions

We (or the Operating Partnership or Operating Partnership Flow-Through Entity) may enter into hedging transactions with respect to one or more assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. The income from certain “hedging transactions” is disregarded for purposes of the 75.0% and 95.0% gross income tests. Such hedging transactions are: (1) a hedging transaction to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets, which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition of such a transaction (a “Debt Financing Hedge”); (2) hedges entered into by a REIT to manage foreign currency risks with respect to income that qualifies under either the 75% or the 95% gross income test (a “Currency Hedge”); and (3) a hedging transaction entered into to manage the risk of a Debt Financing Hedge, when any portion of the hedged indebtedness is extinguished, or a Currency Hedge, when there is a disposition of any portion of the property producing the REIT qualifying income that is hedged by the Currency Hedge. To the extent we (or the Operating Partnership or Operating Partnership Flow-Through Entity) enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75.0% and 95.0% gross income tests. We intend that any hedging transaction that we (or the Operating Partnership or Operating Partnership Flow-Through Entity) may determine to enter into shall be one that would not jeopardize our ability to qualify as a REIT.

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not U.S. tax-exempt organizations. For these purposes, a “U.S. stockholder” is a beneficial owner of our stock that for U.S. federal income tax purposes is (1) a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in place to be treated as a U.S. person or otherwise is treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our stock should consult his, her or its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions

Distributions to U.S. stockholders, other than capital gain dividends discussed below, will constitute dividends to the extent they do not exceed our current and accumulated earnings and profits. As long as we continue to qualify as a REIT, such dividends will (a) in the case of corporate U.S. stockholders, not be eligible for the dividends-received deduction generally available to corporate stockholders; and (b) in the case of individual and other U.S. stockholders, generally be taxable as ordinary income subject to a maximum 39.6% U.S. federal income tax rate, other than the portion of such dividends that constitute (and are designated by us as) “qualified dividend income” eligible for taxation at the preferential maximum 20% U.S. federal income tax rate. Only the portion (if any) of our dividends attributable to (and which are designated by us as):

(1) income retained by us in the prior taxable year on which we were subject to corporate level income tax (less the amount of tax),

(2) distributions received by us (or our share of distributions received by the Operating Partnership or Operating Partnership Flow-Through Entity) from taxable C corporations including our taxable REIT subsidiaries (e.g., dividends derived from MHI Holding), or

(3) income in the prior taxable year from the sales of “built-in gain” property acquired by us from C corporations in carryover basis transactions (less the amount of corporate tax on such income) will constitute “qualified divide

If we make a distribution in excess of the amount of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis of a U.S. stockholder’s shares of our stock, and the amount of each distribution in excess of a U.S. stockholder’s tax basis in his, her or its shares of our stock will be taxable as gain realized from the sale of his, her or its shares. Distributions that we declare in October, November or December of any year payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of the year, as long as we actually pay the distribution during January of the following calendar year. U.S. stockholders are not permitted to include any of our losses on their own U.S. federal income tax returns.

Distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gains for the taxable year, without regard to the period for which the U.S. stockholder has held its shares. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted U.S. federal income tax basis in our stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20.0% of some capital gain dividends as ordinary income. Long-term capital gain is generally taxable at maximum U.S. federal income tax rate of 20.0% in the case of U.S. stockholders who are individuals, and a maximum U.S. federal income tax rate of 35.0% for corporate stockholders, except that for U.S. stockholders who are individuals long-term capital gain attributable to the sale of depreciable real property held for more than 12 months is subject to a 25.0% maximum U.S. federal income tax rate to the extent of previously claimed depreciation deductions.

Disposition of Stock

In general, for U.S. federal income tax purposes, a U.S. stockholder will realize gain or loss upon the sale or other taxable disposition of our stock in an amount equal to the difference between the sum of the fair value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted U.S. federal income tax basis in the stock at the time of the disposition. Capital gains recognized by individuals upon the sale or disposition of shares of our stock will generally be subject to a maximum U.S. federal income tax rate of 20.0% if such stock is held for more than 12 months, and will be taxed at ordinary income rates of up to 39.6% if such stock is held for 12 months or less. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25.0% (which is generally higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of a capital gain realized by a non-corporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Gains recognized by stockholders that are corporations are subject to a maximum U.S. federal income tax of 35.0%, whether or not classified as long-term capital gains. Losses recognized by a stockholder upon the disposition of shares of our stock will be considered capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the stockholder as long-term capital gain.

If a U.S. stockholder has shares of our stock redeemed by us, such U.S. stockholder will be treated as if it sold the redeemed shares if (1) all of the U.S. stockholder’s shares of our stock are redeemed (after taking into consideration certain ownership attribution rules set forth in the Code) or (2) such redemption is (a) not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code or (b) substantially disproportionate within the meaning of Section 302(b)(2) of the Code. If a redemption is not treated as a sale of the redeemed shares, it will be treated as a distribution made with respect to the U.S. stockholder’s stock. U.S. stockholders should consult with their tax advisors regarding the taxation of any particular redemption of our shares.

Passive Activity Losses and Investment Interest Limitations.

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our stock will not be treated as passive activity income. As a result, a U.S. stockholder will not be able to apply any “passive losses” against income or gain relating to our stock. Distributions made by us, to the extent they do not constitute return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Net capital gain derived from a disposition of our stock (or capital gain dividends) generally will be excluded from a U.S. stockholder’s investment income unless the U.S. stockholder elects to have such gain taxed at ordinary income rates.

Information Reporting and Backup Withholding

Payments of dividends on our stock and proceeds received upon the sale, redemption or other disposition of our stock may be subject to IRS information reporting and backup withholding. Payments to certain U.S. stockholders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. Payments to a non-corporate U.S. stockholder generally will be subject to information reporting. Such payments also generally will be subject to backup withholding at the current rate of 28.0% with respect to distributions paid, if such stockholder (1) fails to furnish its taxpayer identification number, which for an individual is ordinarily his or her social security number, (2) furnishes an incorrect taxpayer identification number, (3) is notified by the IRS that it has failed to properly report payments of interest or dividends or (4) fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and that the IRS has not notified the U.S. stockholder that it is subject to backup withholding.

A U.S. stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. stockholder’s U.S. federal income tax liability, if any, and otherwise will be refundable, provided that the requisite procedures are followed. U.S. stockholders should consult their tax advisors regarding their qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable.

Medicare Tax on Unearned Income

A U.S. stockholder who is an individual is subject to a 3.8% tax on the lesser of (1) his or her “net investment income” for the relevant taxable year or (2) the excess of his or her modified gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to certain estates and trusts. Net investment income generally would include dividends on our stock and gain from the sale of our stock. If you are a U.S. stockholder that is an individual, an estate or a trust, you are urged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in our stock.

WE URGE THOSE OF YOU THAT ARE, OR WOULD BE IF PURCHASING OUR SECURITIES, A U.S. STOCKHOLDER TO CONSULT YOUR OWN TAX ADVISOR(S) TO DETERMINE THE IMPACT OF THE UNITED STATES FEDERAL, STATE AND LOAN INCOME AND OTHER TAX LAWS ON THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. They are subject to taxation, however, on their unrelated business taxable income, or UBTI. Provided that (1) a tax-exempt U.S. stockholder has not held shares of our stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or ownership of our stock is financed through a borrowing by the tax-exempt stockholder) and (2) our stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale or redemption of shares of our stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.

However, for tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our stock will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt U.S. stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

In the event that we are deemed to be “predominately held” by qualified employee pension benefit trusts (as defined in the Code), such trusts would be required to treat a certain percentage of the distributions paid to them as UBTI. We would be deemed to be “predominately held” by such trusts if either (1) one employee pension benefit trust owns more than 25.0% in value of our stock, or (2) any group of employee pension benefit trusts, each owning more than 10.0% in value of our stock, holds in the aggregate more than 50.0% in value of our stock. If either of these ownership thresholds were ever exceeded, any qualified employee pension benefit trust holding more than 10.0% in value of our stock would be subject to tax on that portion of our distributions made to it which is equal to the percentage of our income that would be UBTI if we were a qualified trust, rather than a REIT. Our stock has not been and is not currently “predominately held” by qualified employee pension benefit trusts. Although we do not expect our stock to be deemed to be “predominately held” by qualified employee pension benefit trusts, we cannot give any assurance that our stock will not be so held and that the above rules dealing with qualified employee pension benefit trusts will not apply.

WE URGE THOSE OF YOU THAT ARE, OR WOULD BE IF PURCHASING OUR SECURITIES, A TAX-EXEMPT U.S. STOCKHOLDER TO CONSULT YOUR OWN TAX ADVISOR(S) TO DETERMINE THE IMPACT OF THE UNITED STATES FEDERAL, STATE AND LOAN INCOME AND OTHER TAX LAWS ON THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

Taxation of Non-U.S. Stockholders

The following is a discussion of certain anticipated U.S. federal income tax consequences of the ownership and disposition of our stock applicable to non-U.S. stockholders. A non-U.S. stockholder is any person who is not a U.S. stockholder. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. federal income taxation.

Ordinary Dividends

The portion of dividends received by non-U.S. stockholders payable out of our current or accumulated earnings and profits which are not attributable to capital gains and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be treated as ordinary income and will be subject to U.S. withholding tax at the rate of 30.0% (unless reduced by an applicable income tax treaty). In general, non-U.S. stockholders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-

U.S. stockholder’s investment in our stock is effectively connected with such stockholder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder), the non-U.S. stockholder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (a corporate non-U.S. stockholder may also be subject to a “branch profits tax” at a rate of 30.0% or lower under an applicable treaty).

We expect to withhold U.S. income tax at the rate of 30.0% on the gross amount of any distributions of ordinary income made to a non-U.S. stockholder unless (1) a lower treaty rate applies and proper certification is provided on IRS Form W-8 (i.e., IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or IRS Form W-8EXP) or (2) the non-U.S. stockholder submits an IRS Form W-8ECI claiming that the distribution is effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder). However, the non-U.S. stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Non-Dividend Distributions

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if such excess does not exceed such non-U.S. stockholder’s adjusted basis in our stock. Instead, the excess portion of such distribution will reduce the non-U.S. stockholder’s adjusted basis in our stock. The excess of a distribution over both our current and accumulated earnings and profits and the non-U.S. stockholder’s adjusted basis in our stock will be taxed, if at all, as gain from the sale or disposition of our stock. See “—Disposition of Stock” below. Under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA (discussed below), we may be required to withhold 15% of the portion of any distribution that exceeds our current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, a non-U.S. stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital Gain Dividends and FIRPTA

Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of U.S. real property interests held by us directly or held by the Operating Partnership or Operating Partnership Flow-Through Entity (a “capital gain dividend”), must be reported on U.S. federal income tax returns filed by, and are treated as effectively connected with a U.S. trade or business of, the non-U.S. stockholder. Capital gain dividends are subject to U.S. federal income tax at the rates applicable to U.S. stockholders. A non-U.S. corporate stockholder may also be subject to an additional 30.0% “branch profits tax” (or a lower rate of tax under the applicable income tax treaty). We are required to withhold tax at a 35.0% rate on capital gain dividends. Notwithstanding the above, if at any time during the one-year period ending on the date of our distribution of a capital gain dividend, a non-U.S. stockholder did not hold more than 10.0% of any class of our stock that is regularly traded on an established securities market, such dividend will, instead, be subject to U.S. withholding tax as an ordinary dividend and, thus, subject to a U.S. withholding tax rate of 30.0% (or lower applicable treaty rate) pursuant to the rules discussed above under “—Ordinary Dividends.” In addition, certain “qualified foreign pension funds” and certain publicly-traded non-U.S. “qualified collective investment vehicles” will no longer be subject to tax under FIRPTA on distributions that are attributable to gain from our sale or exchange of a USRPI (the “FIRPTA Exemption”). Non-U.S. shareholders are urged to consult their own tax advisors to determine the application to them of this potential relief from FIRPTA taxation in light of their particular circumstances.

Disposition of Stock

Gain recognized by a non-U.S. stockholder upon a sale, repurchase or other disposition of our stock generally will not be taxable to such stockholder in the United States unless (1) investment in our stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business (through a U.S. permanent establishment, if a non-U.S. stockholder is entitled to the benefits of an applicable tax treaty and such tax treaty so requires as a condition for taxation), in which case the non-U.S. stockholder generally will be subject to the same treatment as U.S. stockholders with respect to the gain and if such non-U.S. stockholder is a corporation, may also be subject to the branch profits tax described above; (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for more than 182 days during the taxable year and other requirements are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains, reduced by certain capital losses; or (3) we are not a “domestically controlled REIT” (defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons), in which case gain recognized by a non-U.S. stockholder will be taxable under FIRPTA (unless the FIRPTA Exception applies).

We currently anticipate that we constitute a domestically controlled REIT, although, because our common stock is publicly traded, there can be no assurance that we have or will retain that status. If we are not a domestically controlled REIT, gain recognized by a non-U.S. stockholder with respect to any class of our stock that is regularly traded on an established securities market will nevertheless be exempt under FIRPTA if that non-U.S. stockholder at no time during the five-year period ending on the date of disposition owned more than 10.0% of such class of stock. If the gain on the sale of shares were to be subject to taxation under FIRPTA, a non-U.S. stockholder (to whom the FIRPTA Exception does not apply) would be subject to the same treatment as U.S. stockholders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In that case, withholding tax at a rate of 15.0% of the amount payable could apply and any withholding tax withheld pursuant to the rules applicable to dispositions of a U.S. real property interest would be creditable against such non-U.S. stockholder’s U.S. federal income tax liability.

Non-U.S. stockholders are urged to consult their own tax advisors as to whether they will be subject to tax under FIRPTA upon a disposition of our stock.

Information reporting and backup withholding

Backup withholding will generally not apply to dividend payments made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid and appropriate IRS Form W-8, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a “United States person” that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of common shares made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a “United States person” and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

WE URGE THOSE OF YOU THAT ARE, OR WOULD BE IF PURCHASING OUR SECURITIES, A NON-U.S. STOCKHOLDER TO CONSULT YOUR OWN TAX ADVISOR(S) TO DETERMINE THE IMPACT OF THE UNITED STATES FEDERAL, STATE AND LOAN INCOME AND OTHER TAX LAWS ON THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

Dividend Reinvestment Plan

Our stockholders have had the opportunity since June 2006 to participate in a dividend reinvestment plan (a “DRIP”) sponsored and administered by AST which allows them to acquire additional shares of our common stock by automatically reinvesting their cash dividends. The additional shares are purchased on the open market by the DRIP administrator. The share price of stock acquired pursuant to the DRIP is the average price of all shares purchased with the reinvested distributions by the DRIP administrator on behalf of all DRIP participants relating to a particular distribution by us. The DRIP administrator charges participants under the DRIP commissions and other fees according to the fee schedule provided by AST in connection with any acquisition of shares. We do not subsidize or otherwise provide any discount to DRIP participants in connection with the acquisition of shares of common stock under the DRIP. Stockholders who do not participate in the DRIP continue to receive cash distributions as declared. Stockholders who elect to participate in the DRIP will incur tax liability for dividends reinvested even though they will receive no related cash. Specifically, stockholders will be treated as if they have received a cash dividend from us and then applied such dividend to purchase additional common stock in the DRIP. A U.S. stockholder who reinvests dividends will be taxed on such dividends at ordinary income tax rates to the extent such dividends are made out of our current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend, in which case such designated portion of the distribution will be taxed as capital gain. See “Taxation of Taxable U.S. Stockholders—Distributions” above. A non-U.S. stockholder who reinvests dividends will be subject to U.S. withholding tax on such dividends to the extent such dividends are made out of our current or accumulated earnings and profits, as discussed in “Taxation of Non-U.S. Stockholders—Ordinary Dividends” above. A non-U.S. stockholder who reinvests dividends that we designate as capital gain dividends will be subject to tax on such dividends as discussed in “Taxation of Taxable Non-U.S. Stockholders—Capital Gain Dividends and FIRPTA” above.

Foreign Account Tax Compliance Act (“FATCA”)

FATCA generally imposes a 30% withholding tax on certain U.S.-source “withholdable payments” made after June 30, 2014 to “foreign financial institutions” with U.S. customers and “foreign nonfinancial entities” with substantial U.S. owners, unless foreign financial institutions and foreign nonfinancial entities disclose certain information regarding their U.S. customers or U.S. owners to the IRS and satisfy certain conditions, including the execution of an information reporting agreement with the IRS. A “withholdable payment” is non-effectively connected (1) U.S. source fixed or determinable annual or periodical income (i.e., dividends, interest, royalties); (2) U.S. source gross proceeds from sales of property that produce interest and dividend income; and (3) interest on deposits with foreign branches of domestic commercial banks (which are otherwise non-U.S. source income). A foreign financial institution includes a foreign entity that (1) accepts deposits in the ordinary course of a banking or similar business, (2) holds financial assets for the account of others as a substantial portion of its business, or (3) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities, partnership interests, commodities or any interest in the foregoing. A foreign nonfinancial entity is any entity that is not a foreign financial institution.

In order to comply with the new rules and avoid the 30% withholding tax, non-U.S. stockholders should note that they may themselves be required to comply with these reporting requirements with respect to their investors and/or to enter into an information reporting agreement with the IRS. Non-U.S. stockholders are urged to consult their own tax advisors as to the impact of these new rules and reporting requirements on their investment in us.

Tax Aspects of Our Investment in The Operating Partnership

We must include in our income our distributive share of the Operating Partnership’s income and gain (which would include our indirect share of the income and gain of any Operating Partnership Flow-Through Entity) and to deduct our distributive share of the Operating Partnership’s losses (which would include our indirect losses of any Operating Partnership Flow-Through Entity) only if the Operating Partnership is classified as a partnership for U.S. federal income tax purposes (and, as regard to any income, gain and losses of any Operating Partnership Flow-Through Entity, only if the Operating Partnership Flow-Through Entity is classified as either a partnership or “disregarded entity” for U.S. federal income tax purposes), rather than as a corporation or an association taxable as a corporation. Under applicable Treasury Regulations, which we refer to as the “Check-the-Box-Regulations,” an unincorporated domestic entity with at least two members may elect to be classified for U.S. federal tax purposes either as an association taxable as a corporation or as a partnership and an unincorporated domestic entity having only one member may elect to be classified for U.S. federal tax purposes either as an association taxable as a corporation or a “disregarded entity”. If an unincorporated domestic entity does not make any classification election, it generally will be treated either as a partnership (if it has at least two members) or a “disregarded entity” (if it has only one member) for U.S. federal income tax purposes. The Operating Partnership is classified as a partnership for U.S. federal income tax purposes and does not intend to make the election to be treated as an association taxable as a corporation under the Check-the-Box-Regulations.

Even though the Operating Partnership has not made, and will not make, the election to be treated as an association taxable as a corporation for U.S. federal income tax purposes, it may nonetheless be taxed as a corporation for U.S. federal income tax purposes if it were to constitute a “publicly-traded partnership” and it were unable to satisfy the “90% gross income requirement”. In general, a publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. However, even if a partnership were to constitute a “publicly-traded partnership” under this definition, the partnership would still not be treated as a corporation for U.S. federal income tax purposes if at least 90.0% of the partnership’s gross income for each taxable year consisted of “qualifying income” under Section 7704(d) of the Code. Qualifying income generally includes any income that is qualifying income for purposes of the 95.0% gross income test applicable to REITs.

Under applicable Treasury Regulations, limited safe harbors from the definition of a publicly traded partnership are provided. Pursuant to one of those safe harbors—i.e., the “Private Placement Exclusion”—interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction (or transactions) that were not required to be registered under the Securities Act and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (including a partnership, grantor trust or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the flow-through entity is attributable to the flow-through entity’s direct or indirect interest in the partnership, and (2) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100 partner limitation.

We do not believe that the Operating Partnership constitutes a publicly traded partnership in the first instance. This is because (1) interests in the Operating Partnership are not traded and have never been traded on an established securities market; and (2) the Operating Partnership satisfies the Private Placement Exclusion safe harbor (such that interests in the Operating Partnership should not be treated as readily tradable on a secondary market or the substantial equivalent thereof). Moreover, even if interests in the Operating Partnership could be viewed as being traded on an established securities market or readily tradable on a secondary market or the substantial equivalent thereof, the Operating Partnership should still avoid “corporation” treatment for U.S. federal income tax purposes since at least 90.0% of its gross income for each taxable year has consisted of, and is expected to consist of, “qualifying income” under Section 7704(d) of the Code.

We have not requested, and do not intend to request, a ruling from the IRS that the Operating Partnership will be classified as a partnership for U.S. federal income tax purposes. If for any reason the Operating Partnership were to become taxable as a corporation for U.S. federal income tax purposes, then we would not be able to qualify as a REIT, unless we were eligible for relief from the violation pursuant to relief provisions described herein. In addition, any change in the Operating Partnership’s classification for U.S. federal income tax purposes might be treated as a taxable event, in which case we might incur a U.S. federal income tax liability without any related cash distribution. Further, items of the Operating Partnership’s income, gain, losses and deduction would not pass through to us and its other partners, and we (and its other partners) would be treated as stockholders for U.S. federal income tax purposes. In such instance, the Operating Partnership would be required to pay U.S. federal income tax at corporate tax rates on its taxable income and gain, and distributions to us (and its other partners) would constitute distributions that would not be deductible in computing such taxable income and gain.

Partners, Not The Operating Partnership, Subject to U.S. Federal Income Tax

A partnership is not a taxable entity for U.S. federal income tax purposes. We will therefore take into account our allocable share of the Operating Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Operating Partnership ending with or within our taxable year, even if we receive no distribution from the Operating

Partnership for that year or a distribution less than our allocable share of the Operating Partnership’s taxable income and gain. Similarly, even if we receive a distribution from the Operating Partnership, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Operating Partnership.

Tax Allocations With Respect to Contributed Properties

Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for U.S. federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Under applicable Treasury Regulations, partnerships are required to use a “reasonable method” for allocating items subject to Section 704(c) of the Code, and several reasonable allocation methods are described therein.

Under the partnership agreement of the Operating Partnership, depreciation or amortization deductions of the Operating Partnership generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership, except to the extent that the Operating Partnership is required under Section 704(c) to use a different method for allocating depreciation deductions attributable to its properties. In addition, gain or loss on the sale of a property that has been contributed to the Operating Partnership will be specially allocated to the contributing partner to the extent of any built-in gain or loss with respect to the property for U.S. federal income tax purposes. It is possible that we may (1) be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if each such property were to have a tax basis equal to its fair market value at the time of contribution, and (2) be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale.

These allocations may cause us to recognize taxable income in excess of cash proceeds received by us, which might adversely affect our ability to comply with the REIT distribution requirements, although we do not anticipate that this event will occur. The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining the portion of our distributions that are taxable as a distribution. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a distribution than would have occurred had we purchased such properties for cash.

Basis in Our Partnership Interest in the Operating Partnership.

Our adjusted tax basis in our partnership interest in the Operating Partnership generally will be:

•	the amount of cash and the adjusted tax basis of any other property we contribute to the Operating Partnership;

•	increased by our allocable share of the Operating Partnership’s income (including tax-exempt income) and our allocable share of the Operating Partnership’s indebtedness; and

•	reduced, but not below zero, by our allocable share of the Operating Partnership’s loss (excluding any nondeductible items), the amount of cash and the adjusted tax basis of property distributed to us, and constructive distributions resulting from a reduction in our share of the Operating Partnership’s indebtedness.

Loss allocated to us in excess of our basis in our partnership interest in the Operating Partnership will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of the Operating Partnership’s indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis in our partnership interest in the Operating Partnership. Distributions, including constructive distributions, in excess of the adjusted tax basis of our partnership interest in the Operating Partnership will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Sale of the Properties

We conduct substantially all our business through the Operating Partnership. The Operating Partnership intends to hold its properties (through the Operating Partnership Flow-Through Entities) for investment with a view to long-term appreciation. We believe that such properties should not be considered dealer property (i.e., property held for sale to customers in the ordinary course of business). Whether property is dealer property is a question of fact that depends on the particular facts and circumstances with respect to that particular transaction, however. Our share of any gain realized by the Operating Partnership (or Operating Partnership Flow-Through Entity) on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% excise tax (unless such sale qualified for the Prohibited Transaction Safe Harbor). See “Prohibited Transaction Rules” above. Although we and the Operating Partnership will attempt to ensure that no property sale will be treated as a prohibited transaction, no assurance can be given of this treatment.

New Partnership Audit Legislation

On November 2, 2015, President Obama signed into law the Bipartisan Budget Act of 2015 (the “Budget Act”). The Budget Act repeals the current partnership tax audit laws that were enacted in 1982 by the Tax Equity and Fiscal Responsibility Act (“TEFRA”), as well as the audit rules and procedures dealing with “electing large partnerships.” The Budget Act contains provisions that set forth a brand new set of partnership audit rules and procedures (collectively, the “New Partnership Audit Rules”) that will become mandatorily effective for tax returns filed for partnership taxable years beginning after December 31, 2017 (and elective for partnership taxable years beginning after November 2, 2015 and before January 1, 2018).

A central feature of the New Partnership Audit Rules is that, unlike current law, partnership audit adjustments will no longer be assessed and collected at the partner level, but will instead be assessed to, and the tax arising from such adjustments (referred to as the “imputed underpayment”) collected directly from, the partnership, unless the Passthrough Adjustment Election or the Opt-Out Election (both defined below) is made. Moreover, any imputed underpayment imposed on a partnership from an audit adjustment will be imposed in the year that the audit adjustment is finalized (the “Adjustment Year”), as opposed to the year that is audited (the “Reviewed Year”). This is the case even if a partner that is a partner in the partnership in the Adjustment Year was not a partner in the partnership during the Reviewed Year. Accordingly, under the New Partnership Audit Rules partners in an Adjustment Year would be required to bear the cost of any partnership audit adjustments made with respect to a prior year that is the Reviewed Year.

The IRS will determine an imputed underpayment by netting partnership audit adjustments and multiplying the result by the highest marginal federal tax rate (without regard to the character of any income or gain) in effect for the Reviewed Year. The imputed underpayment calculation will not take into consideration any partner-level tax attributes. Furthermore, to the extent that any audit adjustment reallocates partnership items from one partner to another partner, such adjustment will not take into account any decrease in any item of income or gain, and any increase in any item of deduction, loss or credit. Accordingly, if an income reallocation were made from one partner to another partner resulting in an imputed underpayment due to an increase in income to one partner, such assessment will not take into consideration any reduction in income to the other partner.

A partnership and the “partnership representative” (discussed below) have the ability to demonstrate that modifications to an imputed underpayment, and a lower rate of tax, are appropriate. Specifically, a partnership and the partnership representative may provide to the IRS, within 270 days from the date of mailing of a “Notice of Proposed Partnership Adjustment” by the IRS, and before the issuance of a “Notice of Final Partnership Administrative Adjustment” by the IRS, partner-specific information reflecting certain tax attributes of the partners (e.g., tax-exempt partners, individual partners subject to favorable rates on capital gains and qualified dividends, non-U.S. partners and C-corporation partners (which are currently subject to tax at a rate that is lower than the maximum individual ordinary income rate)). Additionally, modifications and reductions to an imputed underpayment may be made to the extent that a partner files an amended tax return for the Reviewed Year which takes into account the partnership adjustments and includes the tax payment due. The Budget Act directs the IRS to establish rules to implement procedures with respect to the modification of imputed underpayments.

As an alternative to a partnership directly bearing the tax burden with respect to an imputed underpayment, the partnership may affirmatively make an election to have adjustments from a partnership-level audit reflected on adjusted Schedules K-1 (which are provided to both the partners as well as the IRS) and paid at the partner level by those partners that were partners in a Reviewed Year (the “Passthrough Adjustment Election”). The Passthrough Adjustment Election must be made no later than 45 days after the date of the issuance of a “Notice of Final Partnership Administrative Adjustment,” and once made, the Passthrough Adjustment Election is revocable only with the consent of the IRS. The partners would be required to take the adjustments into account on their own tax returns in the Adjustment Year. Penalties would be determined at the partnership level, but interest would be determined at the partner level at the short-term federal rate plus 5%.

All partnerships will be subject to the New Partnership Audit Rules unless they are eligible to opt out of these rules altogether and make an opt-out election every year (the “Opt-Out Election”). Partnerships that are eligible for the Opt-Out Election are those partnerships that issue fewer than 100 Schedules K-1 a year and have as partners individuals, C corporations (including comparable non-U.S. entities), S corporations, or an estate of a deceased partner as partners. A C corporation partner that is a regulated investment company (“RIC”) or a real estate investment trust (“REIT”) does not prevent the partnership from being able to elect out, provided the applicable requirements are met. Each S corporation shareholder is counted for purposes of the 100-Schedule K-1 limit. Partnerships that have another partnership as a partner (i.e., tiered partnership structures) cannot make the Opt-Out Election.

The New Partnership Audit Rules eliminate the designation of a “tax matters partner.” Instead, a partnership will designate a “partnership representative” who does not need to be a partner (but must have a substantial presence in the United States) and will have broad authority to resolve any partnership audit. The partnership representative’s actions and decisions will bind the partnership and all partners, and unlike the rules under TEFRA, partners will no longer have a statutory right to notice or to participate in any audit proceedings. Likewise, partners will no longer be able to initiate an administrative adjustment request with respect to tax returns for prior years.

We are the “tax matters partner” of the Operating Partnership, and we (or a party we designate) will serve as the “partnership representative” of the Operating Partnership for taxable years beginning after December 31, 2017. We will determine the best course of action for the Operating Partnership to follow under the New Partnership Audit Rules and the attendant implementing guidelines and procedures that are expected to be issued by the IRS and the Department of Treasury, including, but not limited to, (i) whether an Opt-Out Election or a Passthrough Adjustment Election is available or appropriate for the Operating Partnership, and (ii) whether any modifications to imputed underpayments should be made and amended tax returns should be filed by the Operating Partnership. We will make our determinations in a manner that takes into consideration the interests of both our shareholders and the partners of the Operating Partnership. The above discussion presents some of the salient features of the New Partnership Audit Rules, and does not contain an exhaustive description or analysis of these rules. The New Partnership Audit Rules represent a drastic and radical change from current law. Granular details as to the logistics and implementation of these rules are not yet available pending the issuance of guidance by the IRS and the Department of Treasury. Prospective investors are strongly urged to consult with their independent tax advisors as to the New Partnership Audit Rules and the impact of these rules.

State and Local Taxes

We and our subsidiaries and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us, our subsidiaries and our stockholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in us.

Possible Legislative or Other Actions Affecting Tax Considerations

Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in our securities may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of the Treasury Regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our securities.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF YOUR PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES APPLICABLE TO YOUR OWN PARTICULAR TAX SITUATIONS.